EXHIBIT 99.1
Investor Contact:
Andrew Skobe
Treasurer
212-702-4300
For Release: August 9, 2006
American Real Estate Partners, L.P. Reports Second-Quarter Financial Results
•	Revenues of $507.6 million, up by $286.2 million

•	Earnings of $71.1 million, up by $62.8 million

•	Operating cash flow of $127.5 million, up by $21.8 million

•	Investment gains of $44.4 million, up by $65.7 million

•	Board of Directors approved $0.10 per unit quarterly distribution
New York, NY — American Real Estate Partners, L.P. (“AREP”) (NYSE:ACP) today reported its second-quarter 2006 earnings of $71.1 million, or $1.11 per LP unit, up from second-quarter 2005 earnings of $8.4 million.
In addition, AREP reported that its Board of Directors approved payment of a quarterly cash distribution of $0.10 per unit on its depositary units in the third quarter of this year. The distribution is payable on September 5, 2006 to depositary unit holders of record at the close of business on August 21, 2006.
Three Months Ended June 30, 2006
Revenues increased to $507.6 million for the three months ended June 30, 2006 from $221.4 million during the three months ended June 30, 2005. The increase of $286.2 million, or 129.3%, reflects the inclusion of Home Fashion revenue of $237.1 million, and increases of $13.2 million for Oil and Gas, $12.2 million for Gaming and $23.6 million for Real Estate.
AREP reported operating income of $24.5 million for the second quarter of 2006 compared to $48.1 million for the second quarter of 2005. The decrease in operating income of $23.7 million, or 49.1%, was primarily due to the inclusion of operating losses from Home Fashion of $48.3 million, of which $20.5 million ($18.8 million non-cash) relates to restructuring and impairment costs. Second quarter 2006 results were benefited by improved Oil and Gas and Real Estate operating performance, contributing to increases in operating income for those segments of $14.1 million and $10.9 million, respectively.

The following table presents results for the second quarter of 2006 and 2005 by segment
(in millions):

For three months	Operating Income (Loss)		Depreciation, Depletion & Amortization
	2006	2005	2006	2005
Oil and Gas(1)	$46.5	$32.4	$23.7	$24.5
Gaming	15.1	17.0	10.2	9.4
Real Estate	14.9	4.0	1.3	1.3
Home Fashion(2)	(48.3)	—	9.5	—
Holding Company	(3.7)	(5.3)	1.3	1.4

Total	$24.5	$48.1	$46.0	$36.6

(1)	Operating income for Oil and Gas is increased by the effects of unrealized gains on hedging contracts of $20.4 million in 2006 and $6.9 million in 2005.

(2)	Operating loss for Home Fashion includes $18.8 million in non-cash restructuring and impairment charges in connection with planned plant closings.
Oil and Gas
AREP conducts its oil and gas operations through its wholly-owned subsidiary, NEG Oil & Gas LLC. NEG Oil & Gas currently includes AREP’s 50.01% ownership interest in National Energy Group, Inc., its managing membership interest in NEG Holding LLC, its indirect membership interest (through National Energy Group) in NEG Holding, and its 100% ownership interest in each of National Onshore LP and National Offshore LP.
For the second quarter of 2006, AREP’s Oil and Gas segment had revenues of $86.6 million, an increase of $13.2 million over the second quarter of 2005. Operating income increased by $14.1 million, to $46.5 million, and depreciation, depletion and amortization was $23.7 million. Oil and Gas revenues and operating income include the effect of unrealized gains on oil and gas hedging contracts of $20.5 million for second-quarter 2006 and $6.9 million for second-quarter 2005.
Gaming
AREP’s wholly-owned subsidiary, American Casino & Entertainment Properties LLC, owns three Las Vegas casinos: Stratosphere Casino Hotel & Tower, Arizona Charlie’s Decatur and Arizona Charlie’s Boulder; and one casino in Laughlin, Nevada: The Flamingo, Laughlin, Nevada. AREP owns 58.2% of the common stock of Atlantic Coast Entertainment Holdings, Inc. and Atlantic Coast owns The Sands Hotel and Casino in Atlantic City, New Jersey.

For the second quarter of 2006, AREP’s Gaming segment had net revenues of $134.8 million, an increase of 10.0% over the second quarter of 2005, operating income of $15.1 million, a decrease of 11.0% from the second quarter of 2005, and depreciation and amortization of $10.2 million.
Real Estate
AREP’s Real Estate segment is comprised of three groups: rental real estate; property development and resort operations. For the second quarter of 2006, Real Estate segment had revenues of $49.1 million, an increase of 92.8% over the second quarter of 2005, operating income of $14.9 million, up $10.9 million over the second quarter of 2005, and depreciation and amortization of $1.3 million.
Home Fashion
On August 8, 2005, WestPoint International, Inc., an indirect subsidiary of AREP, completed the acquisition of substantially all the assets of WestPoint Stevens Inc. WPI is engaged in the business of manufacturing, sourcing, marketing and distributing bed and bath home fashion products.
For the three months ended June 30, 2006, AREP’s Home Fashion segment had revenues of $237.1 million, an operating loss of $48.3 million and depreciation and amortization of $9.5 million. Included in the operating loss are $20.5 million of restructuring and impairment charges. The minority interests of $25.8 million in our statement of operations represent principally the share of losses relating to the 32.3% of WPI owned by non-AREP investors.
Holding Company Activity
Total general and administrative expenses (including acquisition costs) incurred by the Holding Company were $3.7 million for the second quarter of 2006 compared to $5.3 million for the second quarter of 2005.
Conference Call Information
AREP will discuss second quarter results on a conference call and Webcast at 10:00 a.m. EDT today. The Webcast can be viewed live on AREP’s website at www.areplp.com. It will also be archived and made available at www.areplp.com in the Investor Relations Section. The dial-in number for the conference call is 1-888-695-0614. The access code is 6254546.
* * *
American Real Estate Partners, L.P. (NYSE: ACP), a master limited partnership, is a diversified holding company engaged in four primary business segments: Oil and Gas, Gaming, Real Estate, and Home Fashion. For more information, visit the company’s Web site at www.areplp.com.

Caution Concerning Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of AREP and its subsidiaries. Among these risks and uncertainties are risks related to our oil and gas exploration and production operations, including costs of drilling, completing and operating wells and the effects of regulation; risks related to our gaming and associated hotel, restaurant and entertainment operations, including the effects of regulation, substantial competition, rising operating costs and economic downturns; risks related to our real estate activities, including the effect of any tenant bankruptcies and insolvencies, our ability to maintain tenant occupancy at current levels, our ability to obtain, at reasonable costs, adequate insurance coverage and competition for investment properties; risks related to our home fashion operations, including changes in the availability and price of raw materials, changes in customer preferences and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.
###

APPENDIX I
CONSOLIDATED STATEMENTS OF OPERATIONS
In millions of dollars except per unit data

	Three Months Ended
	June 30,
	2006	2005

Revenues	$507.6	$221.4

Operating income	$24.5	$48.1
Interest expense	(31.6)	(28.8)
Interest income	13.7	14.2
Other income (expense), net	46.1	(19.8)

Income before tax and minority interests	52.7	13.7
Income tax expense	(9.1)	(9.0)
Minority interests	25.8	0.6

Income from continuing operations	69.4	5.3
Income from discontinued operations	1.7	3.0

Net earnings	$71.1	$8.3

Net earnings attributable to

Limited partners	$69.7	$(2.8)
General partner	1.4	11.2

	$71.1	$8.4

Net earnings per LP unit:

Basic earnings:
Income from continuing operations	$1.10	$(0.12)
Income from discontinued operations	0.03	0.06

Basic earnings per LP unit	$1.13	$(0.06)

Weighted average units Outstanding	61.9	46.3

Diluted earnings:
Income from continuing operations	$1.08	$(0.12)
Income from discontinued operations	0.03	0.06

Diluted earnings per L.P. unit	$1.11	$(0.06)

Weighted average units and equivalent units outstanding	64.5	46.3

APP-I-1

APPENDIX II
CONSOLIDATED SUMMARY BALANCE SHEET
The following table presents AREP’s consolidated summary balance sheet data as of June 30,
2006 and December 31, 2005 ($ in millions):

	June 30,	December 31,
	2006	2005
Assets
Cash and cash equivalents	$463.7	$576.1
Investments	901.3	820.7
Other current assets	783.8	787.3

Total current assets	2,148.8	2,184.1

Investments	16.3	16.0
Total property, plant and equipment, net	1,817.7	1,635.2
Other assets	108.5	107.8
Intangible assets	26.7	23.4

Total assets	$4,118.0	$3,966.5

Liabilities
Total current liabilities	$533.8	$550.6
Long-term debt	1,506.3	1,411.7
Other non-current liabilities	77.8	89.1
Preferred limited partnership units	114.8	112.1

Total liabilities	2,232.7	2,163.5

Minority interests	263.8	304.6

Partners’ equity	1,621.5	1,498.4

Total liabilities and partners’ equity	$4,118.0	$3,966.5

APP-II-1